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                          LOCKHEED MARTIN CORPORATION

                        OFFER TO EXCHANGE     SHARES OF
                  COMMON STOCK OF MARTIN MARIETTA MATERIALS,
                    INC. FOR EACH SHARE OF COMMON STOCK OF
               LOCKHEED MARTIN CORPORATION UP TO AN AGGREGATE OF
               SHARES OF COMMON STOCK OF LOCKHEED MARTIN CORPORATION

To Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other
Nominees:

  Lockheed Martin Corporation ("Lockheed Martin") is offering, upon the terms and subject to the conditions set forth in the enclosed Offering Circular--
Prospectus dated       , 1996 (the "Offering Circular--Prospectus") and the
enclosed Letter of Transmittal (the "Letter of Transmittal"; and together with the Offering Circular--Prospectus, the "Exchange Offer"), to exchange shares of common stock, par value $.01 per share ("Materials Common Stock"), of Martin Marietta Materials, Inc. ("Materials") for each share tendered of common stock, par value $1.00 per share, of Lockheed Martin ("Lockheed Martin
Common Stock") up to an aggregate of      shares of Lockheed Martin Common
Stock tendered and exchanged.

  We are asking you to contact your clients for whom you hold shares of Lockheed Martin Common Stock registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No domestic stock transfer taxes will be payable as a result of the transaction. Lockheed Martin will pay all foreign stock transfer taxes, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

  Lockheed Martin will pay to a Soliciting Dealer (as defined herein), a solicitation fee of $1.00 per share, up to a maximum of 1,000 shares, for each share of Lockheed Martin Common Stock tendered and accepted for exchange pursuant to the Exchange Offer if such Soliciting Dealer has solicited and obtained such tender, except that no solicitation fee shall be payable in connection with a tender of shares of Lockheed Martin Common Stock by a shareholder owning more than 10,000 shares of Lockheed Common Stock or to the Dealer Manager. "Soliciting Dealer" includes (i) any broker or dealer in securities which is a member of any national securities exchange or of the National Association of Securities Dealers, Inc. or (ii) any bank or trust company. In order for a Soliciting Dealer to receive a solicitation fee with respect to the tender of shares of Lockheed Martin Common Stock, the Exchange Agent must have received a properly completed and executed form (from the Letter of Transmittal) entitled "Notice of Solicited Tenders."

  No fee shall be paid to a Soliciting Dealer with respect to shares of Lockheed Martin Common Stock beneficially owned by such Soliciting Dealer or with respect to any shares that are registered in the name of a Soliciting Dealer unless such shares are held by such Soliciting Dealer as nominee and are tendered for the benefit of beneficial holders identified in the Letter of Transmittal. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a tendering holder (other than itself). No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Lockheed Martin, Materials, the Exchange Agent, the Dealer Manager or the Information Agent for purposes of the Exchange Offer.

  Enclosed is a copy of each of the following documents:

  1.  The Offering Circular--Prospectus.

  2.  The Question and Answer Letter.

  3. The Letter of Transmittal for your use and for the information of your clients.

  4.  The Notice of Guaranteed Delivery.
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  5.  A form of letter which may be sent to your clients for whose account you hold shares of Lockheed Martin Common Stock registered in your name or the name of your nominee with space provided for obtaining the clients' instructions with regard to the Exchange Offer.

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7. A return envelope addressed to First Chicago Trust Company of New York, the Exchange Agent.

  Your prompt action is requested. The Exchange Offer will expire at Midnight,
New York City time, on       , 1996, or if extended by Lockheed Martin, the
latest date and time to which extended (the "Expiration Date"). Shares of Lockheed Martin Common Stock tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Offering Circular--
Prospectus, at any time prior to the Expiration Date and after        , 1996,
if not theretofore accepted for exchange.

  To participate in the Exchange Offer, certificates for shares of Lockheed Martin Common Stock (or evidence of a book-entry delivery into the Exchange Agent's account at The Depository Trust Company) and a duly executed and properly completed Letter of Transmittal or a manually signed facsimile thereof together with any other required documents must be delivered to the Exchange Agent as indicated in the Exchange Offer. PLEASE NOTE THAT CERTAIN AGGREGATE OWNERSHIP INFORMATION IS BEING REQUESTED OF YOUR CLIENTS WHICH YOU ARE REQUIRED TO FORWARD TO THE EXCHANGE AGENT IN YOUR LETTER OF TRANSMITTAL.

  If holders of shares of Lockheed Martin Common Stock wish to tender, but it is impracticable for them to forward their shares of Lockheed Martin Common Stock prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures described in the Offering Circular--Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures."

  Additional information concerning the Exchange Offer and additional copies of the enclosed material may be obtained from Morrow & Co., Inc., the Information Agent at (800) 662-5200.

                                          Very truly yours,

                                          LOCKHEED MARTIN CORPORATION

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LOCKHEED MARTIN, MATERIALS, THE EXCHANGE AGENT, THE DEALER MANAGER OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR-- PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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